Exhibit 99.1

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share amounts)

	Three months ended March 31,
	2016	2015
Net sales	$2,015.3	$1,731.5
Cost of sales	1,429.8	1,231.0

Gross profit	585.5	500.5
Selling, general and administrative expenses	651.5	528.7
Restructuring costs, net	6.1	2.6

Operating loss	(72.1)	(30.8)
Interest expense, net	66.6	52.9

Loss before taxes	(138.7)	(83.7)
Income tax benefit	(39.5)	(28.2)

Net loss	$(99.2)	$(55.5)

Loss per share:
Basic	$(0.47)	$(0.30)
Diluted	$(0.47)	$(0.30)
Weighted average shares outstanding:
Basic	213.2	185.4
Diluted	213.2	185.4

See accompanying notes to condensed consolidated financial statements.

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(In millions)

	Three months ended March 31,
	2016	2015
Comprehensive income (loss):
Net loss	$(99.2)	$(55.5)
Other comprehensive income (loss), before tax:
Cumulative translation adjustment	43.6	(83.6)
Derivative financial instruments	(17.0)	2.7
Accrued benefit cost	1.5	3.2

Total other comprehensive income (loss), before tax	28.1	(77.7)
Income tax (provision) benefit related to other comprehensive income (loss)	9.9	(13.9)

Comprehensive loss	$(61.2)	$(147.1)

See accompanying notes to condensed consolidated financial statements.

JARDEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share amounts)

	March 31, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$799.0	$1,298.4
Accounts receivable, net of allowances of $154.6 and $145.5 at March 31, 2016 and December 31, 2015, respectively	1,353.0	1,310.4
Inventories	2,033.1	1,783.2
Prepaid expenses and other current assets	241.6	262.3

Total current assets	4,426.7	4,654.3

Property, plant and equipment, net	1,072.4	1,074.4
Goodwill	4,176.1	4,260.4
Intangibles, net	4,225.3	4,094.6
Other assets	158.1	156.8

Total assets	$14,058.6	$14,240.5

Liabilities:
Short-term debt and current portion of long-term debt	$490.2	$593.5
Accounts payable	744.2	813.2
Accrued salaries, wages and employee benefits	202.2	206.4
Other current liabilities	663.2	662.2

Total current liabilities	2,099.8	2,275.3

Long-term debt	5,740.2	5,734.9
Deferred taxes on income	1,583.1	1,603.5
Other non-current liabilities	582.9	574.5

Total liabilities	10,006.0	10,188.2

Commitments and contingencies (see Note 10)	—	—
Stockholders’ equity:
Preferred stock ($0.01 par value, 5.0 shares authorized, no shares issued at March 31, 2016 and December 31, 2015)	—	—
Common stock ($0.01 par value, 500 shares authorized, 261.7 shares issued at March 31, 2016 and December 31, 2015)	2.6	2.6
Additional paid-in capital	4,165.2	4,094.2
Retained earnings	1,332.0	1,431.2
Accumulated other comprehensive income (loss)	(324.1)	(362.1)
Less: Treasury stock (42.3 and 41.9 shares, at cost, at March 31, 2016 and December 31, 2015, respectively)	(1,123.1)	(1,113.6)

Total stockholders’ equity	4,052.6	4,052.3

Total liabilities and stockholders’ equity	$14,058.6	$14,240.5

See accompanying notes to condensed consolidated financial statements.

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Three months ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(99.2)	$(55.5)
Reconciliation of net loss to net cash used in operating activities:
Depreciation and amortization	76.2	47.5
Venezuela-related charges	—	60.6
Stock-based compensation	58.6	38.9
Excess tax benefits from stock-based compensation	(4.1)	(19.8)
Other non-cash items	(45.0)	(0.3)
Changes in operating assets and liabilities:
Accounts receivable	(24.6)	53.6
Inventory	(223.9)	(255.6)
Accounts payable	(78.4)	(85.8)
Other assets and liabilities	45.2	(104.2)

Net cash used in operating activities	(295.2)	(320.6)

Cash flows from financing activities:
Net change in short-term debt	(106.4)	(60.2)
Proceeds from issuance of long-term debt	0.2	2.0
Payments on long-term debt	(17.1)	(12.2)
Issuance (repurchase) of common stock, net	(4.3)	(34.6)
Excess tax benefits from stock-based compensation	4.1	19.8
Payments of earnouts and holdbacks	(31.2)	(0.4)

Net cash used in financing activities	(154.7)	(85.6)

Cash flows from investing activities:
Additions to property, plant and equipment	(58.4)	(48.1)
Acquisition of businesses, net of cash acquired	(5.4)	(33.2)
Other	0.8	39.9

Net cash used in investing activities	(63.0)	(41.4)

Effect of exchange rate changes on cash and cash equivalents	13.5	(36.6)

Net decrease in cash and cash equivalents	(499.4)	(484.2)
Cash and cash equivalents at beginning of period	1,298.4	1,164.8

Cash and cash equivalents at end of period	$799.0	$680.6

See accompanying notes to condensed consolidated financial statements.

JARDEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share data and unless otherwise indicated)

(Unaudited)

1. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements of Jarden Corporation and its subsidiaries (hereinafter referred to as the “Company” or “Jarden”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed consolidated interim financial statements reflect all adjustments that are, in the opinion of management, normal, recurring and necessary for a fair presentation of the results for the interim period. The Condensed Consolidated Balance Sheet at December 31, 2015 has been derived from the audited financial statements as of that date, but does not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Current Report on Form 8-K filed by Newell Brands Inc., formerly known as Newell Rubbermaid Inc. (“Newell Brands”) with the Securities and Exchange Commission on March 15, 2016. Certain reclassifications have been made in the Company’s financial statements of the prior year to conform to the current year presentation. These reclassifications have no impact on previously reported net income.

Supplemental Information

Stock-based compensation costs, which are included in selling, general and administrative expenses (“SG&A”), were $58.6 and $38.9 for the three months ended March 31, 2016 and 2015, respectively.

Interest expense is net of interest income of $0.6 and $0.7 for the three months ended March 31, 2016 and 2015, respectively.

Venezuela Operations

Prior to March 31, 2015, the Company included the results of its Venezuelan operations in its consolidated financial statements using the consolidation method of accounting. Venezuelan exchange control regulations have become increasingly restrictive and have resulted in an other-than-temporary lack of exchangeability between the Venezuelan Bolivar and U.S. dollar, and have restricted our Venezuelan operations’ ability to pay obligations denominated in U.S. dollars, as well as pay dividends. These exchange regulations, combined with certain Venezuelan regulations, limit the Company’s ability to rationalize its manufacturing platform to a level that would allow the Company to maintain a sustainable production level that is commensurate with the declining demand resulting from the deteriorating macroeconomic conditions in Venezuela. Furthermore, the Venezuelan government imposes price restrictions that prohibit the Company from pricing its products at acceptable levels. As such, effective March 31, 2015, the Company began reporting the results of its Venezuelan operations using the cost method of accounting. As a result, during the three months ended March 31, 2015, the Company recorded charges of $60.6 related to the deconsolidation of the Company’s subsidiaries operating in Venezuela (the “Venezuela-related charges”) that include in part, charges for the remeasurement of net monetary assets and the impairment of long-lived assets (discussed hereafter). The Venezuela-related charges are recorded in SG&A.

On February 10, 2015, the Venezuelan government established a new foreign exchange system, the Marginal Currency System (“SIMADI”). Furthermore, in February 2015 shortly after establishment of SIMADI, the SICAD-II program was eliminated. As such, the Company determined it would be most appropriate to remeasure the net monetary assets of the Company’s subsidiaries operating in Venezuela at the SIMADI exchange rate, as this was the Company’s expected settlement rate. The SIMADI exchange rate was approximately 193 Bolivars per U.S. dollar at March 31, 2015. As such, due to the change to the SIMADI exchange rate, during the three months ended March 31, 2015, the Company recorded a foreign exchange-related charge of $13.0 related to the write-down of net monetary assets due to this remeasurement. Furthermore, as a result of the continued foreign exchange restrictions, combined with the unfavorable macroeconomic conditions in Venezuela, the Company recorded a $37.3 impairment charge on property, plant and equipment that were previously recorded at historical cost. Both of these charges are included in the aforementioned Venezuela-related charges.

New Accounting Guidance

In March 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09). ASU 2016-09 involves several aspects of the accounting for share-based payment transactions, including, in part, the income tax consequences, classification of awards as either equity or liabilities, the recognition of forfeitures and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, with earlier adoption permitted. The Company is currently assessing the effect that ASU No. 2016-09 will have on its consolidated financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU 2016-02). ASU 2016-02 requires entities to recognize all lease transactions (with terms in excess of 12 months) on the balance sheet as a lease liability and a right-of-use asset (as defined). Leases will continue to be classified as either financing or operating, with classification affecting the recognition, measurement and presentation of expenses and cash flows arising from a lease. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with earlier adoption permitted. ASU 2016-02 can be applied retrospectively to all periods presented or retrospectively using a cumulative effect adjustment in the year of adoption. The Company is currently assessing the effect that ASU No. 2016-02 will have on its consolidated financial position, results of operations or cash flows.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires that inventory within its scope be measured at the lower of cost and net realizable value (“NRV”). NRV is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using the last in, first out or the retail inventory methods. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is assessing the impact that the provisions of ASU 2016-01 will have on the consolidated financial position, results of operations and cash flows of the Company.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09, which supersedes the most current revenue recognition guidance, is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration that an entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 also requires certain disclosures that enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date” (“ASU 2015-14”). ASU 2015-14 defers the effective date of ASU 2014-09 by one year. As such, ASU 2014-09 is effective for annual reporting periods, including interim periods within that reporting period, beginning after December 15, 2017. Earlier adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is assessing the impact that the provisions of ASU 2014-09 will have on the consolidated financial position, results of operations and cash flows of the Company.

Adoption of New Accounting Guidance

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations” (“ASU 2015-016”). ASU 2015-016 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer is also required to record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. ASU 2015-06 is effective for annual periods and for interim periods within those fiscal years, beginning after December 15, 2015. In 2016, the Company adopted the provisions of ASU 2015-06 on a prospective basis (see Note 5).

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU No. 2015-03 changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability rather than as an asset. ASU 2015-03 is effective for annual periods and for interim periods within those fiscal years, beginning after December 15, 2015. In 2016, the Company adopted the provisions of ASU 2015-03 on a retrospective basis. As a result, $52.6 of deferred debt issuance costs were reclassified from other assets to long-term debt on the December 31, 2015 Condensed Consolidated Balance Sheet.

2. Acquisitions

2015 Activity

On July 31, 2015, the Company acquired Waddington Group, Inc. (“Waddington”), a leading manufacturer and marketer of premium disposable tableware for commercial, foodservice and retail markets (the “Waddington Acquisition”). The total value of the transaction, including debt repaid, was approximately $1.35 billion. Waddington is reported in the Company’s Branded Consumables segment and is included in the Company’s results of operations from the date of acquisition.

On November 2, 2015, the Company acquired Visant Holding Corp., the parent company of Jostens, Inc. and other entities composing the Jostens business (“Jostens”), which is a market-leading, iconic brand and trusted partner to schools and students nationwide that provides a product portfolio of high quality yearbooks, class and championship rings, caps and gowns, diplomas, and varsity jackets and accessories, among other products (the “Jostens Acquisition”). The total value of the transaction, including debt repaid, was approximately $1.5 billion, subject to certain adjustments. Jostens is reported in the Company’s Outdoor Solutions segment and is included in the Company’s results of operations from the date of acquisition.

The Company’s fair valuation of assets acquired and liabilities assumed for Jostens and Waddington were finalized during the three months ended March 31, 2016, except for the fair valuation of certain income tax amounts, which are subject to further refinement.

The following unaudited pro forma financial information presents the combined results of operations of the Company, Waddington and Jostens for the three months ended March 31, 2015 as if the Waddington Acquisition and Jostens Acquisition (collectively, the “Acquisitions”) had occurred on January 1, 2014. The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial condition that would have been reported had the Acquisitions been completed as of January 1, 2014 and should not be taken as indicative of the Company’s future consolidated results of operations or financial condition. Pro forma adjustments are tax-effected at the Company’s estimated statutory tax rates.

(in millions, except per share data)	Three months ended March 31, 2015
Net sales	$2,040.7
Net loss	(58.7)
Loss per share:
Basic	$(0.27)
Diluted	$(0.27)

The unaudited pro forma financial information for the three months ended March 31, 2015 includes approximately $19 for the amortization of purchased intangibles from the Acquisitions.

Subsequent Event

On April 15, 2016, Jarden merged into a direct wholly-owned subsidiary of Newell Brands, as a result of a series of merger transactions. The acquisition was effected pursuant to an Agreement and Plan of Merger, dated as of December 13, 2015 (the “Merger Agreement”), between Newell Brands, Jarden and two wholly-owned subsidiaries of Newell Brands. Pursuant to the Merger Agreement, each share of Jarden common stock was converted into the right to receive and became exchangeable for merger consideration consisting of (1) 0.862 of a share of Newell Brands common stock plus (2) $21.00 in cash. On April 15, 2016, Newell Brands provided for the issuance of up to 189.4 million shares of common stock and the payment of up to $4.6 billion for 100% of the outstanding equity interests of Jarden, which represented 219.7 million shares of Jarden common stock outstanding and eligible to receive the merger consideration. In addition, on April 15, 2016, Newell Brands paid $4.1 billion to refinance certain of Jarden’s outstanding debt obligations, which included accrued interest and change-in-control premiums.

Unless otherwise indicated, the consolidated financial statements and related notes pertain to Jarden as a stand-alone entity and do not reflect the impact of the merger with Newell Brands.

3. Inventories

Inventories are comprised of the following at March 31, 2016 and December 31, 2015:

(in millions)	March 31, 2016	December 31, 2015
Raw materials and supplies	$334.4	$293.0
Work-in-process	152.3	120.6
Finished goods	1,546.4	1,369.6

Total inventories	$2,033.1	$1,783.2

4. Property, Plant and Equipment

Property, plant and equipment, net, is comprised of the following at March 31, 2016 and December 31, 2015:

(in millions)	March 31, 2016	December 31, 2015
Land	$62.5	$62.2
Buildings	488.2	476.8
Machinery and equipment	1,625.5	1,650.6
Construction-in-progress	106.0	96.8

	2,282.2	2,286.4
Less: Accumulated depreciation	(1,209.8)	(1,212.0)

Total property, plant and equipment, net	$1,072.4	$1,074.4

Depreciation of property, plant and equipment was $57.8 and $39.0 for the three months ended March 31, 2016 and 2015, respectively.

5. Goodwill and Intangibles

Goodwill activity for the three months ended March 31, 2016 is as follows:

				March 31, 2016
(in millions)	Net Book Value at December 31, 2015	Purchase Accounting Adjustments	Foreign Exchange and Other Adjustments	Gross Carrying Amount	Accumulated Impairment Charges	Net Book Value
Goodwill
Branded Consumables	$1,972.5	$5.2	$1.2	$2,202.1	$(223.2)	$1,978.9
Consumer Solutions	740.6	—	2.5	743.1	—	743.1
Outdoor Solutions	1,525.6	(94.5)	1.3	1,570.1	(137.7)	1,432.4
Process Solutions	21.7	—	—	21.7	—	21.7

	$4,260.4	$(89.3)	$5.0	$4,537.0	$(360.9)	$4,176.1

Intangibles activity for the three months ended March 31, 2016 is as follows:

(in millions)	Gross Carrying Amount at December 31, 2015	Purchase Accounting Adjustments	Accumulated Amortization and Foreign Exchange	Net Book Value at March 31, 2016	Amortization Periods (years)
Intangibles
Patents	$9.3	$—	$(5.6)	$3.7	12-30
Manufacturing process and expertise	99.2	—	(58.9)	40.3	3-7
Brand names	25.8	—	(14.0)	11.8	4-20
Non-compete agreements	18.4		(3.0)	15.4	3-5
Customer relationships and distributor channels	1,752.9	144.0	(171.3)	1,725.6	10-35
Trademarks and tradenames	2,462.3	—	(33.8)	2,428.5	indefinite

	$4,367.9	$144.0	$(286.6)	$4,225.3

Amortization of intangibles was $18.4 and $8.5 for the three months ended March 31, 2016 and 2015, respectively. During the three months ended March 31, 2016, the Company recorded a $9.6 measurement-period adjustment that reduced the amortization of intangibles. This measurement-period adjustment relates to the final valuation of certain intangible assets related to the Jostens Acquisition and Waddington Acquisition, which was completed during the three months ended March 31, 2016.

6. Warranty Reserve

Warranty reserve activity for the three months ended March 31, 2016 is as follows:

(in millions)	2016
Warranty reserve at January 1,	$90.5
Provision for warranties issued	26.7
Warranty claims paid	(35.5)
Acquisitions and other adjustments	0.5

Warranty reserve at March 31,	$82.2

7. Debt

Debt is comprised of the following at March 31, 2016 and December 31, 2015:

(in millions)	March 31, 2016	December 31, 2015
Senior Secured Credit Facility Term Loans	$3,032.6	$3,047.5
6 1⁄8% Senior Notes due 2022 (a)	296.6	296.5
3 3⁄4% Senior Notes due 2021	331.4	321.2
5% Senior Notes due 2023	292.9	292.7
7 1⁄2% Senior Subordinated Notes due 2017 (b)	651.9	652.5
1 7/8% Senior Subordinated Convertible Notes due 2018 (c)	457.6	453.6
1 1⁄2% Senior Subordinated Convertible Notes due 2019 (c)	233.2	231.0
1 1⁄8% Senior Subordinated Convertible Notes due 2034 (c)	496.5	491.7
Securitization Facility	368.8	489.1
Non-U.S. borrowings	57.4	40.3
Other	11.5	12.3

Total debt	6,230.4	6,328.4

Less: current portion	(490.2)	(593.5)

Total long-term debt	$5,740.2	$5,734.9

(a)	The “Senior Notes.”
(b)	The “Senior Subordinated Notes.”
(c)	Collectively, the “Senior Subordinated Convertible Notes.”

Senior Secured Credit Facility Term Loans

In connection with the merger with Newell Brands, the Company terminated its Amended and Restated Credit Agreement, dated as of December 19, 2014, as amended, among Jarden, as the US borrower, Jarden Lux Holdings S.à r.l. and Jarden Lux Finco S.à r.l., collectively as the Luxembourg Borrower, the several lenders and letter of credit issuers from time to time party thereto, and Barclays Bank PLC, as administrative agent and collateral agent (the “Credit Facility”). In connection with the termination of the Credit Facility, Jarden, Jarden Lux Holdings S.à r.l. and Jarden Lux Finco S.à r.l. repaid obligations under the Credit Facility in the aggregate amount of approximately $3.1 billion and all obligations (other than obligations that, by their express terms, survive termination of the Credit Facility) of Jarden, Jarden Lux Holdings S.à r.l. and Jarden Lux Finco S.à r.l were satisfied and paid in full, all guarantees were released and terminated, all security interests granted under the Credit Facility were released, terminated and of no further force and effect, and all other loan documents entered into in connection with the Credit Agreement were terminated and of no further force or effect (other than provisions of such documents that, by their express terms, survive termination of the Credit Facility and certain related letters of credit and swap contracts).

3 3⁄4% Senior Notes due 2021 and 5% Senior Notes due 2023

In March 2016, the Newell Brands commenced exchange offers (the “Exchange Offers”) pursuant to which Newell Brands offered to issue new senior notes (the “Newell Notes”) in exchange for €300 million aggregate principal amount of the Company’s outstanding 3 3⁄4% senior notes due October 2021 (the “2021 Notes”) and of the $300 million aggregate principal amount of the Company’s outstanding 5% senior notes due November 2023 (the “2023 Notes”) and concurrently solicited consents (the “Consent Solicitations”) from the eligible holders of the 2021 Notes and 2023 Notes to amend the related indentures. The Exchange Offers and Consent Solicitations expired and were settled in April 2016. The aggregate principal amount of each series of Newell Notes issued in the

Exchange Offers totaled approximately €272 million of the 2021 Notes and approximately $295 million of the 2023 Notes. The Newell Notes are senior unsecured obligations of Newell Brands and rank equally in right of payment with all of its other existing or future senior unsecured debt, and are structurally subordinated to the secured and unsecured debt of the Newell Brands’ subsidiaries, including any debt of Jarden that remains outstanding. Following the consummation of the Exchange Offers, the Company had outstanding approximately (i) €28.1 million in aggregate principal amount of the 2021 Notes and (ii) $4.9 million in aggregate principal amount the 2023 Notes. In April 2016, the Company entered into supplemental indentures related to the 2021 Notes and the 2023 Notes that eliminated substantially all of the restrictive covenants, eliminated the cross-default under Jarden’s indebtedness as an event of default, released the guarantees of any guarantors on the 2021 Notes and the 2023 Notes and evidenced the assumption of the obligations of the 2021 Notes and the 2023 Notes by a wholly-owned subsidiary of Newell Brands. The 2021 Notes and the 2023 Notes remain the senior unsecured obligations of the wholly-owned subsidiary of Newell Brands into which Jarden merged pursuant to the Merger Agreement.

Senior Notes and Senior Subordinated Notes

On April 15, 2016, the Company completed the redemption of the Senior Notes and the Senior Subordinated Notes at an aggregate redemption price of approximately$989 million, in each case, in accordance with the terms of the applicable indenture governing such notes.

Senior Subordinated Convertible Notes

The merger with Newell Brands constituted a make-whole fundamental change with respect to Jarden’s three series of outstanding Senior Subordinated Convertible Notes, making them eligible to receive the merger consideration based on the number of Jarden shares into which the Senior Subordinated Convertible Notes could have been converted. As of May 23, 2016, substantially all of the holders of the Senior Subordinated Convertible Notes have been converted and received merger consideration of 32.7 million shares of Newell Brands common stock and $0.8 billion of cash.

Securitization Facility

Prior to completion of the merger with Newell Brands, the Company maintained a $500 million receivables purchase agreement (the “Securitization Facility”) that matures in October 2016 pursuant to which a substantial portion of the Company’s U.S. accounts receivable were sold to a wholly-owned subsidiary of Jarden. The Company’s wholly-owned subsidiary funded these purchases with borrowings under a loan agreement, and such borrowings were secured by the purchased accounts receivable. Upon completion of the merger with Newell Brands, the Company’s Securitization Facility was amended to provide for borrowings to a subsidiary of Newell Brands on terms substantially similar to those under the Company’s Securitization Facility, and borrowings by Newell Brands’ subsidiary under the Securitization Facility are collateralized by a portion of Newell Brands’ U.S. accounts receivable.

Other

At March 31, 2016 and December 31, 2015, the carrying value of total debt approximates fair market value. The fair market value (Level 1 measurement) of the Senior Notes and the Senior Subordinated Notes is based upon quoted market prices. The fair market value (Level 2 measurement) for all other debt instruments is estimated using interest rates currently available to the Company for debt with similar terms and maturities.

8. Derivative and Other Hedging Financial Instruments

Interest Rate Contracts

The Company manages its fixed and floating rate debt mix using interest rate swaps. The Company uses fixed and floating rate swaps to alter its exposure to the impact of changing interest rates on its consolidated results of operations and future cash outflows for interest. Floating rate swaps are used, depending on market conditions, to convert the fixed rates of long-term debt into short-term variable rates. Fixed rate swaps are used to reduce the Company’s risk of the possibility of increased interest costs. Interest rate swap contracts are therefore used by the Company to separate interest rate risk management from the debt funding decision.

Cash Flow Hedges

At March 31, 2016, the Company had $350 notional amount outstanding in swap agreements that exchange a variable rate of interest (LIBOR) for fixed interest rates over the terms of the agreements and are designated as cash flow hedges of the interest rate risk attributable to forecasted variable interest payments and have maturity dates through June 2020. At March 31, 2016, the weighted average fixed rate of interest on these swaps was approximately 1.9%. The effective portion of the after-tax fair value gains or losses on these swaps is included as a component of accumulated other comprehensive income (“AOCI”).

Foreign Currency Contracts

The Company uses forward foreign currency contracts to mitigate the foreign currency exchange rate exposure on the cash flows related to forecasted inventory purchases and sales and have maturity dates through June 2017. The derivatives used to hedge these forecasted transactions that meet the criteria for hedge accounting are accounted for as cash flow hedges. The effective portion of the gains or losses on these derivatives is deferred as a component of AOCI and is recognized in earnings at the same time that the hedged item affects earnings and is included in the same caption in the statements of operations as the underlying hedged item. At March 31, 2016, the Company had approximately $427 notional amount outstanding of forward foreign currency contracts that are designated as cash flow hedges of forecasted inventory purchases and sales.

The Company also uses foreign currency contracts, primarily forward foreign currency contracts, to mitigate the foreign currency exposure of certain other foreign currency transactions. At March 31, 2016, the Company had approximately $646 notional amount outstanding of these foreign currency contracts that are not designated as effective hedges for accounting purposes and have maturity dates through December 2016. Fair market value gains or losses are included in the results of operations and are classified in SG&A.

Commodity Contracts

The Company enters into commodity-based derivatives in order to mitigate the risk that the rising price of these commodities could have on the cost of certain of the Company’s raw materials. These commodity-based derivatives provide the Company with cost certainty, and in certain instances, allow the Company to benefit should the cost of the specific commodity fall below certain dollar thresholds. At March 31, 2016, the Company had approximately $21 notional amount outstanding of commodity-based derivatives that are not designated as effective hedges for accounting purposes and have maturity dates through December 2016. Fair market value gains or losses are included in the results of operations and are classified in cost of sales.

The following table presents the fair value of derivative financial instruments as of March 31, 2016 and December 31, 2015:

	March 31, 2016		December 31, 2015
	Fair Value of Derivatives		Fair Value of Derivatives
(in millions)	Asset (a)	Liability (a)	Asset (a)	Liability (a)
Derivatives designated as effective hedges:
Cash flow hedges:
Interest rate swaps	$—	$10.6	$—	$7.4
Foreign currency contracts	12.2	6.0	23.6	4.7

Subtotal	12.2	16.6	23.6	12.1

Derivatives not designated as effective hedges:
Foreign currency contracts	6.6	11.6	8.3	4.9
Commodity contracts	—	6.6	—	8.9

Subtotal	6.6	18.2	8.3	13.8

Total	$18.8	$34.8	$31.9	$25.9

(a) Consolidated balance sheet location:
Asset: Other current and non-current assets
Liability: Other current and non-current liabilities

The following table presents gain and loss activity (on a pretax basis) for the three months ended March 31, 2016 and 2015 related to derivative financial instruments designated as effective hedges:

	Three months ended March 31, 2016			Three months ended March 31, 2015
	Gain/(Loss)			Gain/(Loss)
(in millions)	Recognized in OCI (a) (effective portion)	Reclassified from AOCI to Income	Recognized in Income (b)	Recognized in OCI (a) (effective portion)	Reclassified from AOCI to Income	Recognized in Income (b)
Derivatives designated as effective hedges:
Cash flow hedges:
Interest rate swaps	$(3.2)	$—	$—	$(2.9)	$—	$—
Foreign currency contracts	(2.0)	11.8	(4.6)	13.0	7.4	(0.9)

Total	$(5.2)	$11.8	$(4.6)	$10.1	$7.4	$(0.9)

Location of gain/(loss) in the consolidated results of operations:
Sales		$0.4	$—		$0.3	$—
Cost of sales		11.4	—		7.1	—
SG&A		—	(4.6)		—	(0.9)

Total		$11.8	$(4.6)		$7.4	$(0.9)

(a)	Represents effective portion recognized in Other Comprehensive Income (Loss) (“OCI”).
(b)	Represents portion excluded from effectiveness testing.

At March 31, 2016, deferred net gains of approximately $10 within AOCI are expected to be reclassified to earnings over the next twelve months.

The following table presents gain and loss activity (on a pretax basis) for the three months ended March 31, 2016 and 2015 related to derivative financial instruments not designated as effective hedges:

	Gain/(Loss) Recognized in Income (a)
	Three months ended March 31,
(in millions)	2016	2015
Derivatives not designated as effective hedges:
Cash flow derivatives:
Foreign currency contracts	$0.3	$14.2
Commodity contracts	(1.1)	(1.8)

Total	$(0.8)	$12.4

(a)	Classified in SG&A.

Net Investment Hedge

The Company has designated €300 of the principal balance of its Euro-denominated 3 3⁄4% senior notes due October 2021 (the “Hedging Instrument”) as a net investment hedge of the foreign currency exposure of its net investment in certain Euro-denominated subsidiaries. Foreign currency gains and losses on the Hedging Instrument are included as a component of AOCI. At March 31, 2016, $44.8 of after-tax deferred gains have been recorded in AOCI.

9. Fair Value Measurements

The following table summarizes assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2016 and December 31, 2015:

	March 31, 2016				December 31, 2015
	Fair Value Asset (Liability)				Fair Value Asset (Liability)
(in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Derivatives:
Assets	$—	$18.8	$—	$18.8	$—	$31.9	$—	$31.9
Liabilities	—	(34.8)	—	(34.8)	—	(25.9)	—	(25.9)
Contingent consideration	—	—	(16.4)	(16.4)	—	—	(28.7)	(28.7)

Derivative assets and liabilities relate to interest rate swaps, foreign currency contracts and commodity contracts. Fair values are determined by the Company using market prices obtained from independent brokers or determined using valuation models that use as their basis readily observable market data that is actively quoted and can be validated through external sources, including independent pricing services, brokers and market transactions. Available-for-sale securities include inflation protected bonds and are valued based on quoted market prices.

The fair value measurement of the contingent consideration obligations arising from acquisitions is based upon Level 3 inputs including, in part, the estimate of future cash flows based upon the likelihood of achieving the various earn-out criteria. Changes in the fair value of the contingent consideration obligations are recorded in SG&A.

Changes in the fair value of the contingent consideration obligations for the three months ended March 31, 2016 were as follows:

(in millions)	2016
Contingent consideration at January 1,	$28.7
Payments	(12.9)
Adjustments and foreign exchange	0.6

Contingent consideration at March 31,	$16.4

10. Contingencies

The Company is involved in various legal disputes and other legal proceedings that arise from time to time in the ordinary course of business. In addition, the Company and/or certain of its subsidiaries have been identified by the United States Environmental Protection Agency (“EPA”) or a state environmental agency as a Potentially Responsible Party (“PRP”) pursuant to the federal Superfund Act and/or state Superfund laws comparable to the federal law at various sites. Based on currently available information, the Company does not believe that the disposition of any of the legal or environmental disputes the Company or its subsidiaries are currently involved in will have a material adverse effect upon the consolidated financial condition, results of operations or cash flows of the Company. It is possible that, as additional information becomes available, the impact on the Company of an adverse determination could have a different effect.

Environmental

The Company’s operations are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials. In addition to ongoing environmental compliance at its operations, the Company also is actively engaged in environmental remediation activities, the majority of which relates to divested operations and sites. Various of the Company’s subsidiaries have been identified by the EPA or a state environmental agency as a PRP pursuant to the federal Superfund Act and/or state Superfund laws comparable to the federal law at various sites (collectively, the “Environmental Sites”). The Company has established reserves to cover the anticipated probable costs of investigation and remediation based upon periodic reviews of all sites for which they have, or may have, remediation responsibility. The Company accrues environmental investigation and remediation costs when it is probable that a liability has been incurred, the amount of the liability can be reasonably estimated and their responsibility for the liability is established. Generally, the timing of these accruals coincides with the earlier of a formal commitment to an investigation plan, completion of a feasibility study or a commitment to a formal plan of action. The Company accrues its best estimate of investigation and remediation costs based upon facts known at such dates, and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at discounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by the Company of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which various of the Company’s subsidiaries could be a PRP, information relating to the exact nature and extent of the contamination at each Environmental Site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies.

Due to the uncertainties described above, the Company’s ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of March 31, 2016.

The Company believes that the costs of completing environmental remediation of all sites for which the Company has a remediation responsibility have been adequately reserved and that the ultimate resolution of these matters will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

Litigation

The Company and/or its subsidiaries are involved in various lawsuits arising from time to time that the Company considers ordinary routine litigation incidental to its business. Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees for defending such actions. The costs are accrued when it is both probable that a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon the Company’s assessment, after consultation with counsel (if deemed appropriate), of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs and other significant factors that vary by case. When it is not possible to estimate a specific expected cost to be incurred, the Company evaluates the range of probable loss and records the minimum end of the range. The Company believes that anticipated probable costs of litigation matters have been adequately reserved to the extent determinable. Based on current information, the Company believes that the ultimate conclusion of the various pending litigation of the Company, in the aggregate, will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

Product Liability

As a consumer goods manufacturer and distributor, the Company and/or its subsidiaries face the risk of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods.

The Company and/or its subsidiaries are therefore party to various personal injury and property damage lawsuits relating to their products and incidental to their business. Annually, the Company sets its product liability insurance program, which is an occurrence-based program based on the Company and its subsidiaries’ current and historical claims experience and the availability and cost of insurance. The Company’s product liability insurance program generally includes a self-insurance retention per occurrence.

Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims for all years in which the Company is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are based on estimates (which include actuarial determinations made by an independent actuarial consultant as to liability exposure, taking into account prior experience, number of claims and other relevant factors); thus, the Company’s ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed on a regular basis and any adjustments resulting therefrom are reflected in current operating results.

Based on current information, the Company believes that the ultimate conclusion of the various pending product liability claims and lawsuits of the Company, in the aggregate, will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

Litigation Relating to the Merger with Newell Brands

A putative class action lawsuit (Vincent A. Hirsch v. James E. Lillie, Martin E. Franklin, Ian G.H. Ashken, Michael S. Gross, Robert L. Wood, Irwin D. Simon, William P. Lauder, Ros L’esperance, Peter A. Hochfelder, Newell Rubbermaid Inc., NCPF Acquisition Corp. I and NCPF Acquisition Corp. II, Case No. 9:16-CV-80258 (United States District Court for the Southern District of Florida)) was filed on February 24, 2016, purportedly on behalf of Jarden shareholders against the individually named director defendants, who are directors of Jarden. Newell Brands and its subsidiaries NCPF Acquisition Corp. I and NCPF Acquisition Corp. II are also named as defendants. The complaint alleges claims under § 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”); SEC Rule 14a-9 against all defendants; and Section 20(a) of the Exchange Act against the individual director defendants. Plaintiff alleges that the joint proxy/prospectus of Newell Brands and Jarden concerning the proposed merger contemplated by the merger agreement omitted certain information. In March 2016, the parties entered into a settlement term sheet and, in July 2016, the parties entered into a fully-executed Stipulation of Settlement. On July 19, 2016, the plaintiff filed, among other things, an Unopposed Motion for Preliminary Approval of Proposed Class Action Settlement and Memorandum of Law in Support Thereof. On or about August 26, 2016, the plaintiff filed a Notice of Withdrawal of the foregoing motion. The Newell Brands’ defendants and Jarden directors intend to vigorously defend their interests in the case.

A second putative class action lawsuit (Jessica Paree v. Martin E. Franklin, et al (Circuit Court of the Fifteenth Judicial District in and for Palm Beach County, Florida)) was filed on March 10, 2016, purportedly on behalf of Jarden stockholders, against the individually named director defendants, all of whom are directors of Jarden. Newell Brands and two of its subsidiaries are also named as defendants. The complaint generally alleges that the director defendants breached their fiduciary duties owed to Jarden stockholders regarding the merger consideration agreed to and the process undertaken by the director defendants in connection with the acquisition of Jarden by Newell Brands, and that Newell Brands and two of its subsidiaries aided and abetted such breaches. Plaintiff further alleges that defendants have (i) solicited stockholder action pursuant to a materially false and misleading joint proxy statement/prospectus, (ii) failed to include all material information concerning the unfair sales process that resulted in the merger and (iii) materially omitted certain information related to the financial analyses performed by Jarden’s financial advisor. Plaintiff seeks, among other things, preliminary and permanent injunctive relief enjoining the merger, rescission or rescissory damages in the event the acquisition of Jarden is consummated, an award of attorneys’ and experts’ fees and costs, and a direction from the court that Jarden’s individual board members account for all damages allegedly suffered as a result of their alleged wrongdoing. On March 28, 2016, the parties filed an Agreed Joint Motion to Stay Proceedings, seeking a stay of the litigation, pending the outcome of the above described Hirsch v. Lillie action. The court entered an order staying the proceedings on March 31, 2016.

11. Earnings Per Share

The computations of the weighted average shares outstanding for the three months ended March 31, 2016 and 2015 are as follows:

	Three months ended March 31,
(in millions)	2016	2015
Weighted average shares outstanding:
Basic	213.2	185.4
Dilutive share-based awards	—	—
Convertible debt	—	—

Diluted (1)	213.2	185.4

(1)	The three months ended March 31, 2016 and 2015 excludes 9.7 million and 8.3 million, respectively, potentially dilutive securities as their effect would be anti-dilutive.

Because it has been the Company’s intention to redeem the principal amount of the Senior Subordinated Convertible Notes in cash, the treasury stock method is used for determining potential dilution in the diluted earnings per share computation. During May 2016, substantially all of the Senior Subordinated Convertible Notes were converted (see Note 7). As of March 31, 2016, there were 4.9 million restricted share awards with performance-based vesting targets that were not met and as such, have been excluded from the computation of diluted earnings per share.

12. Employee Benefit Plans

The components of pension and postretirement benefit expense for the three months ended March 31, 2016 and 2015 are as follows:

	Pension Benefits
	Three months ended March 31,
	2016			2015
(in millions)	Domestic	Foreign	Total	Domestic	Foreign	Total
Service cost	$—	$0.6	$0.6	$—	$0.6	$0.6
Interest cost	6.9	0.4	7.3	2.9	0.4	3.3
Expected return on plan assets	(8.0)	(0.3)	(8.3)	(4.1)	(0.3)	(4.4)
Amortization, net	1.7	0.2	1.9	1.4	0.3	1.7

Net periodic expense	$0.6	$0.9	$1.5	0.2	1.0	1.2

	Postretirement Benefits
	Three months ended March 31,
(in millions)	2016	2015
Interest cost	$0.1	$0.1
Amortization, net	(0.1)	(0.1)

Net periodic cost	$—	$—

13. Restructuring Costs

Accrued Restructuring Costs

Details and the activity related to accrued restructuring costs as of and for the three months ended March 31, 2016 are as follows:

(in millions)	Accrual Balance at December 31, 2015	Restructuring Costs, net	Payments	Foreign Currency and Other	Accrual Balance at March 31, 2016
Severance and other employee-related	$6.1	$4.3	$(3.6)	$0.1	$6.9
Other costs	4.6	1.8	(1.7)	—	4.7

Total	$10.7	$6.1	$(5.3)	$0.1	$11.6

14. Segment Information

The Company reports four business segments: Branded Consumables, Consumer Solutions, Outdoor Solutions and Process Solutions. The majority of the Company’s sales are within the United States. The Company’s international operations are mainly based in Asia, Canada, Europe and Latin America. The Company and its chief operating decision maker use “segment earnings” to measure segment operating performance.

The Branded Consumables segment manufactures or sources, markets and distributes a broad line of branded consumer products, many of which are affordable, consumable and fundamental household staples, including arts and crafts paint brushes, air fresheners, brooms, brushes, buckets, children’s card games, clothespins, collectible tins, condoms, cord, rope and twine, premium disposable tableware, dusters, dust pans, feeding bottles, fencing, fire extinguishing products, firelogs and firestarters, foam coolers, fresh preserving jars and accessories, home decor accessories, home fragrance products, kitchen matches, mops, other craft items, pacifiers, plastic cutlery, playing cards and accessories, rubber gloves and related cleaning products, safes, premium scented candles and accessories, security cameras, security doors, smoke and carbon monoxide alarms, soothers, sponges, storage organizers and workshop accessories, teats, toothpicks, travel sprays, window guards and other accessories. This segment markets our products under brand names such as Aviator®, Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, BRK®, Crawford®, Diamond®, Envirocooler®, Fiona®, First Alert®, First Essentials®, Hoyle®, Java-Log®, KEM®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew-Cornell®, Millefiori®, Mapa®, NUK®, Pine Mountain®, ProPak®, Quickie Green Cleaning®, Quickie Home-Pro®, Quickie Microban®, Quickie Original®, Quickie Professional®, Spontex®, Tigex®, Waddington, Wellington®, Yankee Candle® and YOU®, among others.

The Consumer Solutions segment manufactures or sources, markets, and distributes a diverse line of household products, including kitchen appliances and home environment products. This segment maintains a strong portfolio of globally-recognized brands including Bionaire®, Cadence®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rainbow®,

Rival®, Seal-a-Meal®, Sunbeam® and Villaware®. The principal products in this segment include: household kitchen appliances, such as blenders, coffeemakers, irons, mixers, slow cookers, tea kettles, toasters, toaster ovens and vacuum packaging machines; home environmental products, such as air purifiers, fans, heaters, humidifiers and vacuum cleaning systems; clippers, trimmers and other hair care products for professional use in the beauty and barber and animal categories; electric blankets, heating pads, mattress pads and throws; products for the hospitality industry; and scales for consumer use. The Consumer Solutions segment also has rights to sell various small appliance products, in substantially all of Europe under the Breville® brand name.

The Outdoor Solutions segment manufactures or sources, markets and distributes global consumer active lifestyle products for outdoor and outdoor-related activities. For general outdoor activities, the Outdoor Solutions segment is a leading provider of active lifestyle products, offering an array of products that include camping and outdoor equipment such as air beds, camping stoves, coolers, foldable furniture, gas grills, lanterns and flashlights, sleeping bags, tents and water recreation products such as inflatable boats, kayaks and tow-behinds under brand names such as Campingaz®, Coleman®, Esky® and Invicta®. The Outdoor Solutions segment is also a leading provider of fishing equipment under brand names such as Abu Garcia®, All Star®, Berkley®, Fenwick®, Greys®, Gulp!®, Hardy®, JRC™, Mitchell®, PENN®, Pflueger®, Sebile®, Sevenstrand®, Shakespeare®, Spiderwire®, Stren®, Trilene®, Ugly Stik® and Xtools®. Team sports equipment for baseball, softball, football, basketball and lacrosse products are sold under brand names such as deBeer®, Gait®, Miken®, Rawlings® and Worth®. Alpine and nordic skiing, snowboarding, snowshoeing and in-line skating products are sold under brand names such as Atlas®, Dalbello®, Full Tilt®, K2®, Line®, Little Bear®, Madshus®, Marker®, Morrow®, Ride®, Tubbs®, Völkl® and 5150®. Water sports equipment, personal flotation devices and all-terrain vehicle gear are sold under brand names such as Helium®, Hodgman®, MadDog Gear®, Sevylor®, Sospenders® and Stearns®. The Company also sells high performance technical and outdoor apparel and equipment under brand names such as CAPP3L®, Ex Officio®, K2®, Marker®, Marmot®, Planet Earth®, Ride®, Squadra®, Völkl® and Zoot®, and premium air beds under the AeroBed® brand. Additionally, the Company provides a product portfolio of high-quality class and championship rings and other jewelry, caps and gowns, diplomas, varsity jackets, yearbooks and other accessories, among others, under the Jostens® brand.

The Process Solutions segment manufactures, markets and distributes a wide variety of plastic products including closures, contact lens packaging, medical disposables, plastic cutlery and rigid packaging. Many of these products are consumable in nature or represent components of consumer products. This segment’s materials business produces specialty nylon polymers, conductive fibers and monofilament used in various products, including woven mats used by paper producers and weed trimmer cutting line, as well as fiberglass radio antennas for marine, citizen band and military applications. This segment is also a leading North American producer of niche products fabricated from solid zinc strip and is the sole source supplier of copper-plated zinc penny blanks to the United States Mint and a major supplier to the Royal Canadian Mint, as well as a supplier of brass, bronze and nickel-plated finishes on steel and zinc for coinage to other international markets. In addition, the Company manufactures a line of industrial zinc products marketed globally for use in the architectural, automotive, construction, electrical component and plumbing markets.

Segment information as of and for the three months ended March 31, 2016 and 2015 is as follows:

	Three months ended March 31, 2016
(in millions)	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
Net sales	$791.8	$388.5	$766.3	$92.4	$(23.7)	$2,015.3	$—	$2,015.3

Segment earnings (loss)	112.1	44.7	59.9	10.6	—	227.3	(55.9)	171.4
Adjustments to reconcile to reported operating earnings (loss):
Fair market value adjustment to inventory	—	—	(11.4)	—	—	(11.4)	—	(11.4)
Restructuring costs	(6.1)	—	—	—	—	(6.1)	—	(6.1)
Acquisition-related and other costs	(33.2)	(22.0)	(44.4)	(2.7)	—	(102.3)	(33.9)	(136.2)
Other (a)	—	—	—	—	—	—	(13.6)	(13.6)
Depreciation and amortization	(32.1)	(9.1)	(30.1)	(3.2)	—	(74.5)	(1.7)	(76.2)

Operating earnings (loss)	$40.7	$13.6	$(26.0)	$4.7	$—	$33.0	$(105.1)	$(72.1)

Other segment data:
Total assets	$5,962.1	$2,290.9	$4,990.2	$214.3	$—	$13,457.5	$601.1	$14,058.6

	Three months ended March 31, 2015
(in millions)	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
Net sales	$645.3	$379.2	$624.9	$104.1	$(22.0)	$1,731.5	$—	$1,731.5

Segment earnings (loss)	74.6	30.1	40.4	11.3	—	156.4	(57.4)	99.0
Adjustments to reconcile to reported operating earnings (loss):
Restructuring costs	(0.6)	—	—	—	—	(0.6)	(2.0)	(2.6)
Acquisition-related and other costs	(4.4)	(4.7)	(8.2)	—	—	(17.3)	(1.8)	(19.1)
Venezuela-related charges	—	—	—	—	—	—	(60.6)	(60.6)
Depreciation and amortization	(20.5)	(9.7)	(13.1)	(2.8)	—	(46.1)	(1.4)	(47.5)

Operating earnings (loss)	$49.1	$15.7	$19.1	$8.5	$—	$92.4	$(123.2)	$(30.8)

(a)	Primarily composed of $10.4 of cumulative stock-based compensation related to certain restricted stock awards granted during 2014 where compensation expense was not previously recognized as the achievement of the performance targets was not deemed probable.

15. Accumulated Other Comprehensive Income (Loss)

AOCI activity for the three months ended March 31, 2016 is as follows:

(in millions)	Cumulative Translation Adjustment	Derivative Financial Instruments	Accrued Benefit Cost	AOCI
AOCI at December 31, 2015	$(325.2)	$16.7	$(53.6)	$(362.1)
AOCI activity, net of tax:
OCI excluding reclassifications	47.5	(3.2)	(0.2)	44.1
Reclassifications to earnings	—	(7.2)	1.1	(6.1)

OCI, net of tax	47.5	(10.4)	0.9	38.0

AOCI at March 31, 2016	$(277.7)	$6.3	$(52.7)	$(324.1)

For the three months ended March 31, 2016 and 2015, reclassifications from AOCI to the results of operations for the Company’s pension and postretirement benefit plans were an expense of $1.8 and $1.6, respectively, and primarily represent the amortization of net actuarial losses (see Note 12). For the three months ended March 31, 2016 and 2015, reclassifications from AOCI to the results of operations for the Company’s derivative financial instruments for effective cash flow hedges were income of $11.8 and $7.4, respectively (see Note 8).

The income tax (provision) benefit allocated to the components of other comprehensive income (“OCI”) for the three months ended March 31, 2016 and 2015 is as follows:

	Three months ended March 31,
(in millions)	2016	2015
Cumulative translation adjustment	$3.9	$(12.0)
Derivative financial instruments	6.6	(0.8)
Accrued benefit cost	(0.6)	(1.1)

Income tax (provision) benefit related to OCI	$9.9	$(13.9)